Exhibit 99.1

Sono-Tek Announces First Quarter Results and Second Quarter Guidance

(July 15, 2015 - Milton, NY) Sono-Tek Corporation (OTCQX: SOTK) today announced sales of $2,883,000 for the three months ended May 31, 2015, compared to sales of $2,421,000 for the prior year period, an increase of $462,000 or 19%. The Company’s sales of printed circuit board fluxing equipment and medical device coating equipment has continued to provide a stable base, and the float glass coating market was decidedly stronger in the first quarter than in the prior year’s first quarter. The Company expects to see a continued contribution from the glass market in both the second and third quarters based on orders in house. In addition, a large order in a new area of food coatings should also favorably impact second quarter sales. The Company expects second quarter sales to be higher than both the first quarter and last year’s second quarter.

The Company reported operating income of $223,000 for the three months ended May 31, 2015 compared to $88,000 for the prior year period, an increase of $135,000 or 153%. The increase reflects a strong leveraging of the 19% sales increase.

The Company reported net income of $154,000 for the three months ended May 31, 2015, compared to $67,000 for the prior year period, an increase of $87,000 or 130%.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “The current quarter’s increase was significant against a backdrop of slower US and global economic activity in that time period, which suggests that our market niches are more driven by our technology developments than by general economic activity. We are pleased to see that our business is doing well, as viewed from the quarter to quarter backlog, sales, and reported results versus last year. We will be communicating these trends at our Annual Shareholders Meeting on August 13, 2015. We are targeting double digit sales growth versus last year, based on promising developments in the food industry and one or two additional new coating segments in particular, and we have recently announced our goal of $20M in sales by 2020 in conjunction with our move up to the OTCQX trading platform.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions; the ability to enforce patents; continued strength in the circuit board fluxing equipment, medical device coating equipment and glass market; further penetration into the U.S. and European food coating market; the capacity for our niche markets to outperform the economy in general; maintenance of order backlog; consummation of order proposals; stability of overseas markets and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corp.

Selected Financial Data

(Unaudited)

	Three Months Ended
	May 31, 2015	May 31, 2014

Net Sales	$2,882,897	$2,420,699

Gross Profit	$1,373,131	$1,147,966

Income Before Taxes	$207,236	$81,791

Net Income	$154,022	$66,642

Basic Earnings Per Share	$0.01	$0.00

Diluted Earnings Per Share	$0.01	$0.00

Weighted Average Shares - Basic	14,833,107	14,709,773

Weighted Average Shares - Diluted	14,926,642	14,836,943